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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            TELEDYNE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/X/  $500  per  each party  to  the controversy  pursuant  to Exchange  Act Rule
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/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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/X/  Fee paid previously with preliminary materials.*
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*    $500 fee paid previously in connection with the filing of materials pursuant to Section 240.14a-11(c) on February 24, 1995.
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                             [LOGO]  TELEDYNE, INC.
                             2049 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-3101
                       (310) 551-4306  FAX (310) 551-4267

                                                                  March 29, 1995

Dear Fellow Teledyne Shareholder:

As substantial owners of Teledyne common stock, your Directors have one overriding objective: building value for ALL Teledyne shareholders.

To achieve this goal, your Board and management are pursuing aggressive business plans across all our operating units to generate profitable growth for the balance of the 1990s and beyond. We are encouraged by our recent results and the positive performance of our businesses thus far in 1995.

                   WE ARE COMMITTED TO EXPLORING ALTERNATIVES
                        FOR ENHANCING SHAREHOLDER VALUE

While the Company believes that substantial shareholder value will be created through execution of its business plans, it is committed to determining whether a sale of the Company or other transaction will achieve superior value for Teledyne's shareholders.

To that end, the Company:

  -  commenced a process to solicit offers for the possible sale of Teledyne;

  - retained the investment banking firm of Goldman, Sachs & Co. to assist in this process;

  - received and is responding to expressions of interest from third parties other than WHX Corporation; and

  - is providing WHX Corporation the opportunity to participate in the process on the same basis as any other bidder.

With the assistance of Goldman Sachs, we will assess any bona fide offers against our baseline strategy of building shareholder value through the execution of our business plans. The process your Company is pursuing will be conducted in your best interests, carefully and expeditiously.

                          A PLAN FOR PROFITABLE GROWTH

The central themes of our companies' business plans were highlighted in the recently mailed Teledyne Annual Report:

  -  business renewal through process improvement and new product development;

  -  expanded international business;

  -  developing commercial products from defense technologies; and

  -  acquisitions of complementary businesses.
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We  are  well  positioned  to advance  this  agenda  as a  result  of  the major restructuring and realignment we completed over the past few years. These efforts included:

  -  the disposition of over 25 businesses;

  -  the realignment of 65 operating companies into 18;

  -  a substantial reduction in operating costs; and

  - the resolution of virtually all significant litigation dating from the 1980s.

The initial benefits of this plan can be seen in fourth quarter results that were sharply higher than in prior years. Reflecting its confidence in the Company's future, your Board voted in January to resume payment of quarterly dividends on Teledyne's common stock.

                    WHX NOMINEES HAVE A CONFLICT OF INTEREST

WHX Corporation wants to replace your Board with members of the WHX Board. Its nominees say they are committed to selling Teledyne. At the same time, WHX is offering to buy Teledyne. They are offering $22 per share, $18 in cash and $4 in WHX common stock.

The WHX nominees cannot be expected to protect the interests of Teledyne's shareholders. All of them are WHX directors, whose fiduciary duties are to WHX shareholders, not to Teledyne shareholders. By attempting to act as both a seller and an inside-track bidder for Teledyne, the WHX slate has a clear and irreconcilable conflict of interest.

Teledyne's objective is straight-forward -- to maximize the value of the Company for our shareholders. WHX's objective is different. It is to buy Teledyne as cheaply as possible for the benefit of WHX's shareholders. We think you are best served by having directors whose economic interests are identical to yours, and who are committed solely to enhancing the value of your investment.

We urge you to re-elect your current Board of Directors. Sign, date and mail the GREEN proxy card promptly in the enclosed postage-paid envelope. Thank you for your support.

On behalf of your Board of Directors,

Sincerely,

                 [SIG]                          [SIG]
William P. Rutledge                             Donald B. Rice
CHAIRMAN AND CHIEF EXECUTIVE OFFICER            PRESIDENT AND CHIEF OPERATING OFFICER